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ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

On January 24, 2012, Form Type 497, ACCESSION NO. 0001193125-12-021330, a
supplement to the registration statement of Columbia Acorn Trust on behalf of Columbia Acorn Select was filed with the SEC. It is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplement disclosed, among other things, a change to the diversification.

On May 27, 2012, a Form Type 485BPOS, ACCESSION NO. 0001193125-12-189664, an
amendment to the registration statement of Columbia Acorn Trust, was filed with the SEC. This is hereby incorporated by reference as part of the response to Items 77D and 77Q1(b) of Form N-SAR. The amended registration statement disclosed, among other things, certain changes that were made to the principal investment strategies of Columbia Acorn Select.